Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports related to the consolidated financial statements of Fair Isaac Corporation and subsidiaries and management’s report on the effectiveness of internal control over financial reporting dated December 12, 2005, appearing in the Annual Report on Form 10-K of Fair Isaac Corporation and subsidiaries for the year ended September 30, 2005.
/s/ DELOITTE & TOUCHE LLP
Minneapolis, Minnesota
April 13, 2006